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                                                          EXHIBIT 12.4

                 SOUTHWESTERN ELECTRIC POWER COMPANY
                 RATIO OF EARNINGS TO FIXED CHARGES
           FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1994
                      (Thousands except Ratio)
                             (Unaudited)


Operating Income                                            $118,455

Adjustments:
  Federal and state income taxes                              38,616
  Provision for deferred Federal and
    state income taxes                                        (7,915)
  Deferred investment tax credits                             (4,892)
  Other income and deductions                                    793
  Allowance for borrowed and equity funds
    used during construction                                   4,186
  Interest portion of financing leases                         2,022

        Earnings                                            $151,265


Fixed Charges:
  Interest on long-term debt                                 $43,558
  Amortization of debt issuance cost                           3,547
  Other interest                                               2,524
  Interest portion of financing leases                         2,022

        Fixed Charges                                        $51,651


Ratio of Earnings to Fixed Charges                              2.93